EXHIBIT 10.3
Life Time Fitness, Inc.
2004 Long-Term Incentive Plan
Restricted Stock Unit Agreement

Name of Employee:

No. of Restricted Shares Covered:	Date of Issuance: March ___, 2008
     This is a Restricted Stock Unit Agreement (the “Agreement”) between Life Time Fitness, Inc., a Minnesota corporation (the “Company”), and the employee identified above (the “Employee”) effective as of the date of issuance specified above.
Recitals
     WHEREAS, the Company maintains the Life Time Fitness, Inc. 2004 Long-Term Incentive Plan (the “Plan”);
     WHEREAS, pursuant to the Plan, the Company’s Compensation Committee (the “Committee”), a committee of the Board of Directors (the “Board”), administers the Plan and the Committee has the authority to grant awards under the Plan on behalf of the Company;
     WHEREAS, the Committee has determined that the Employee is eligible to receive such an award under the Plan;
     WHEREAS, the Committee intends to grant an award of restricted stock to the Employee; however, the award of restricted stock cannot be granted under expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
     NOW, THEREFORE, the Company hereby grants this Restricted Stock Unit award to the Employee under the terms and conditions as follows, which provides the Employee with a right to receive an award of shares of restricted stock in accordance with the terms hereof upon satisfaction of the foregoing condition.
Terms and Conditions
1.	Grant of Restricted Stock Unit. Subject to the terms and conditions of this Agreement, the Company has issued to the Employee the right to receive the number of Restricted Shares specified at the beginning of this Agreement.
2.	Vesting and Settlement. This Restricted Stock Unit will vest and be settled in the form of Restricted Shares granted pursuant to and having the terms set forth in the Restricted Stock Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) upon the expiration or termination of the waiting period under the HSR Act.
3.	No Transfer. This Restricted Stock Unit may not be pledged, assigned or transferred.

4.	No Shareholder Rights Until Payment. The Employee shall not have any of the rights of a shareholder of the Company in connection with the award of this Restricted Stock Unit subject to this Agreement unless and until the Employee becomes the holder of record of the Restricted Shares issued in settlement of the Restricted Stock Unit, in which case the Restricted Shares shall have the rights set forth in the Restricted Stock Agreement.
5.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.
6.	Award Subject to Plan, Articles of Incorporation and By-Laws. The Employee acknowledges that this Restricted Stock Unit is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.
7.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.
8.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).
     IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the ___ day of ___, 200_.

__________________(“Employee”)
Life Time Fitness, Inc.
By
Its